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                                                                    EXHIBIT 10.4


                             MICROSOFT CORPORATION
                        1995/1996 AUTHORIZED GOVERNMENT
                        LARGE ACCOUNT RESELLER AGREEMENT

This Microsoft 1995/1996 Authorized Government Large Account Reseller Agreement ("Agreement") is entered into as of this 1st day of April, 1995, between MICROSOFT CORPORATION ("MS") having its principal place of business at One Microsoft Way, Redmond, WA 98052 and Software Spectrnm, Inc. ("CUSTOMER") having its principal place of business at 2140 Merritt Drive, Garland, TX 75041.

1.       PURPOSE

The purpose of this Agreement is to appoint CUSTOMER as an "Authorized Government Large Account Reseller" for sales to the United States Government and to set forth the framework under which CUSTOMER may solicit Master Agreements with the United States Government and may acquire Microsoft Select License Pak(s) and their associated rights from MS for distribution to the United States Government as a Select Customer in the defined Territory.

2.       DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

         2.1 "ENROLLMENT AGREEMENT" shall mean the Federal Select Enrollment Agreement in the form provided by MS and completed by each Federal Select Customer and accepted by CUSTOMER.

         2.2 "SELECT AGREEMENT NUMBER" shall mean the number assigned by MS to a given Master Agreement.

         2.3 "SELECT CUSTOMER" shall mean the Lead Customer and/or any Lead Customer Affiliate that has executed an Enrollment Agreement. Subject to the terms of the applicable Master Agreement and Enrollment Agreement, a Select Customer may purchase one or more Federal Select License Pak(s), become the licensee of the Select Software Product(s) covered by the Select License Pak(s) and, accordingly is responsible for complying with the reporting and payment requirements of each such Select License Pak(s).

         2.4 "SELECT LICENSE PAK(S)" shall mean the Microsoft License Pak(s) and similar products which MS designates from time to time as available through the Microsoft Select Program. The Select License Pak(s) available to a given Select Customer are set forth in the applicable Master Agreement.

         2.5 "SELECT PROGRAM ADMINISTRATOR" shall mean the individual appointed by CUSTOMER to act as CUSTOMER's primary contact with respect to the Microsoft Select Program.

         2.6 "SELECT SOFTWARE PRODUCT" shall mean the software portion of a MS product which may be made available under a Select License Pak as designated from time to time by MS.

         2.7 "LEAD CUSTOMER" shall mean the United States Government entity which has executed a given Master Agreement.

         2.8 "LEAD CUSTOMER AFFILIATE" shall mean an agency, instrumentality, division, unit or other office which is supervised by or is part of the Lead Customer.




               Microsoft Confidential - Disclosure Prohibited
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         2.9     "MASTER AGREEMENT" shall mean the Federal Select Master
Agreement, in the form provided by MS, entered into by and between CUSTOMER and a given Lead Customer. The Master Agreement sets forth the terms and conditions pursuant to which the lead Customer and its affiliates can become Select Customers and thereby have the right to acquire Microsoft Select License Pak(s) from CUSTOMERS

         2.10 "MICROSOFT SELECT ACCOUNT MANAGER" shall mean the individual appointed by MS to act as the primary MS contact for a given Select Customer with respect to the Microsoft Select Program.

         2.11 "TERRITORY" shall mean the geographic area consisting of the United States.

3.       TERM AND TERMINATION

         3.1     TERM

This Agreement shall be effective as of the date indicated above, and shall continue until March 31, 1996.

         3.2     TERMINATION

Either MS or CUSTOMER may terminate this Agreement and/or any amendment hereto at any time, with or without cause, upon thirty (30) days prior written notice. Neither party shall be responsible to the other for any costs or damages resulting from the termination of this Agreement. Rights to payment of money which have accrued prior to termination shall survive termination.

         3.3     OBLIGATIONS ON TERMINATION OR EXPIRATION

Promptly following termination or expiration of this Agreement, MS shall inform each of CUSTOMER's Select Customers that CUSTOMER is no longer an Authorized Government Large Account Reseller and while any existing Master Agreement(s) and Enrollment Agreement(s) shall remain in full force and effect for the remainder of their terms, CUSTOMER shall not have the authority to enter into any new Master Agreement(s) or Enrollment Agreement(s) or to extend any such existing agreements. During the remaining term of the existing Master Agreement(s), each Select Customer shall be obligated to file its reports, as required by the applicable Select License Pak and to pay CUSTOMER any and all amounts due for such reports as agreed to between CUSTOMER and the Select Customer. CUSTOMER shall in turn be obligated to pay to MS in accordance with the terms of Section 4 below any and all amounts due MS as a result of the Select Customer's above-referenced reports. Upon termination or expiration, MS shall have the right, but not the obligation, to repurchase from CUSTOMER all or part of CUSTOMER's inventory of documentation SKU's at the prices paid by CUSTOMER. MS shall exercise the foregoing right by giving CUSTOMER written notice of its intent to repurchase such documentation SKU inventory, such notice being given within thirty (30) days of termination or expiration.




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Government Large Account
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4.       APPOINTMENT AS A U.S. GOVERNMENT LARGE ACCOUNT RESELLER/SOLICITATION
         OF MASTER AGREEMENTS/ACCEPTANCE OF ENROLLMENT AGREEMENTS

         4.1     APPOINTMENT

MS hereby appoints CUSTOMER as a non-exclusive Authorized Government Large Account Reseller in the Territory with the right to acquire Select License Pak(s) from MS and to resell those Select License Pak(s) and their associated license rights to Select Customers. CUSTOMER may only sell Select License Pak(s) to Select Customers acquiring the Select License Pak(s) in the Territory, when the entire Federal Government is treated as a single customer by the acquiring agency (i.e. the acquiring agency signs a Master Agreement under which all federal buying offices may place orders and there is a single volume commitment for all federal agencies). Select Customers are entitled to distribute the rights associated with their Select License Pak(s) outside of the Territory if they so elect. Notwithstanding the foregoing, in the event a Select Customer wants to acquire a Select License Pak(s) in a country outside of the Territory, CUSTOMER may distribute the Select License Pak(s) to those U.S. Government customers properly authorized to purchase off of the Select contract

         4.2     LIMITATION ON AUTHORIZATION.

MS' authorization of the Authorized Government Large Account Reseller to resell or otherwise transfer Select Products as set forth herein shall not include the authorization for the Authorized Government Large Account Reseller to use Select Products internally or to resell or otherwise transfer Select Products to any entity which owns, controls, is owned or controlled by, or under common ownership or control with the Authorized Government Large Account Reseller ("Authorized Government Large Account Reseller Affiliates"). The foregoing limitation shall not, however, prevent the use of Select Products by employees of the Authorized Government Large Account Reseller or Authorized Government Large Account Reseller Affiliates who are directly or indirectly involved with the sale or marketing of software or other information technology related products or services to companies other than the Authorized Government Large Account Reseller or Authorized Government Large Account Reseller Affiliates subject to the terms of properly executed Select Master Agreement and Enrollment Agreement(s), or other written authorization by MS or MS affiliate. For the purposes of this Agreement, an entity is "controlled" by another if that other company or legal entity, either directly or through its control of another company or legal entity: (i) holds the majority of voting rights in it;
(ii) is a member of it and has the right to appoint or remove a majority of its board of directors; or (iii) is a member of it and controls alone, under an agreement with other shareholders or members, the majority of the voting rights in it.

         4.3     SOLICITATION OF MASTER AGREEMENTS

CUSTOMER is hereby authorized on a nonexclusive basis to solicit a Master Agreement from any qualifying United States Government agency, division, unit or other office, provided any such Master Agreement is in the form pre-approved by MS. CUSTOMER shall inform its customers that the product is a license only, and does not include any disks or documentation. In the event any changes are made to the pre-approved form Master Agreement, CUSTOMER shall provide MS with a red-lined copy of such amended agreement prior to execution of such Master Agreement. CUSTOMER agrees that it shall not execute any such amended Master Agreement until it has received MS's prior written approval of such amendments. CUSTOMER agrees to deliver to MS a copy of each Master Agreement no later than ten (10) days following CUSTOMER's execution of the same.




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         4.4     ACCEPTANCE OF ENROLLMENT AGREEMENTS

In order to be entitled to purchase Select License Pak(s) from MS for resale to a given Select Customer and to sell documentation SKUs to that Select Customer, an authorized representative of CUSTOMER must have signed the Federal Select Customer's Enrollment Agreement. Such Enrollment Agreement must be in the form pre-approved by MS. In the event any changes are made to the pre-approved form Enrollment Agreement, CUSTOMER shall provide MS with a red-lined copy of such amended agreement prior to execution of such Enrollment Agreement. CUSTOMER agrees that it shall not execute any such amended Enrollment Agreement until it has received MS's prior written approval of such amendments. CUSTOMER's signature on the approved Enrollment Agreement shall constitute CUSTOMER's order for the Federal Select License Pak(s) listed in the Enrollment Agreement and shall further constitute CUSTOMER's agreement to pay MS as set forth in
Section 4 for all copies of Federal Select Software Products made by the Federal Select Customer pursuant to the Federal Select License Pak(s).

5.       DELIVERY OF AND PAYMENT FOR SELECT LICENSE PAK(S)

         5.1     DELIVERY OF SELECT LICENSE PAK(S) AND SELECT CD-ROMS

Within fifteen (15) days of MS's receipt of a fully executed Enrollment Agreement (for which an underlying Master Agreement has been received by MS), MS agrees to deliver to CUSTOMER the Federal Select License Pak(s) identified on the Enrollment Agreement. Each Federal Select License Pak delivered to CUSTOMER will be a custom package specific to the named Federal Select Customer and will set forth the Customer's Federal Select Agreement Number and any special conditions relevant to the named Federal Select Customer. Federal Select License Pak(s) are provided in order that CUSTOMER may provide the Federal Select License Pak(s) and their associated license rights to the named Federal Select Customer on such pricing and payment terms and conditions as CUSTOMER and the Federal Select Customer agree. CUSTOMER agrees to pay MS for Federal Select License Pak(s) as set forth in paragraph 5.2 below. From time to time during the term of this Agreement, MS will provide CUSTOMER, free of charge, with CD-ROMs containing upgraded copies of the Federal Select Software Products covered by an Federal Select Customer's Federal Select License Pak(s). CUSTOMER agrees to promptly deliver the Federal Select CD-ROM and any additional MS supplied program information and materials to the named Federal Select Customer.

In addition to the delivery of the Select License Pak(s) to CUSTOMER's Select Customers, CUSTOMER farther agrees to distribute a Notice of Software Purchase in a format substantially similar to the attached Schedule B. Any amendments or changes to such format must receive MS' prior written approval.

         5.2     CUSTOMER'S PAYMENTS TO MS

                 (a)      PAYMENTS

Each Federal Select Customer is obligated by the terms of the Microsoft Federal Select Program to deliver to CUSTOMER within fifteen (15) days of the end of each calendar quarter, a written verified report for each Federal Select License Pak received from CUSTOMER pursuant to the terms of this Agreement. Immediately following receipt of a report from a given Federal Select Customer, CUSTOMER shall provide MS a copy of such report. MS shall invoice CUSTOMER, and CUSTOMER shall be obligated to pay MS the fees set forth on Attachment A for each unit (e.g. copy of software, copy of upgrade, or personal computer as the case may be) reported by the Federal Select Customer. All amounts are due and owing net thirty (30) days of date of invoice. All payments not received by MS from CUSTOMER within the required time frame may be assessed a finance charge of the then-current prime rate plus two percent (2%) per month or the legal maximum, whichever is less. CUSTOMER shall be obligated to pay MS regardless of whether CUSTOMER has received payment from the Federal Select Customer. All payments and reports shall be forwarded to:




Microsoft 1995/1996 Authorized        Software Spectrum, Inc.             Page 4
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                                  Microsoft Corporation
                                  P.O. Box 84808
                                  Seattle, Washington 98124-6108

          (b)      FAILURE TO RECEIVE FEDERAL SELECT CUSTOMER'S REPORT

In the event MS fails to receive a copy of a given Federal Select Customer's report within 20 days of the end of a given calendar quarter, then MS shall be entitled to invoice CUSTOMER based upon a prorata share of the number of Federal Select Software Products forecasted to be acquired by the given Federal Select Customer. Such prorata share shall be determined by dividing the given Federal Select Customer's total forecast(s) by the number of calendar quarters originally encompassed under its Master Agreement, and shall be the minimum amount for which CUSTOMER shall be obligated to pay MS. CUSTOMER shall be obligated to pay such invoice regardless of whether CUSTOMER receives payment or a report for the same quarter from its Federal Select Customer. If a report is subsequently received from the Federal Select Customer in question and such report indicates a number different than the prorata amount described above, then MS and CUSTOMER shall reconcile such difference and CUSTOMER shall timely pay the difference to MS if an additional amount is owed or shall offset such reconciled amount against the amount(s) next owed by CUSTOMER to MS under this Agreement.

          (c)      CONSEQUENCES OF FAILURE OF FEDERAL SELECT CUSTOMER TO MEET
                   FORECASTS

If at the end of the second (2nd) full calendar quarter of a Select Customer's Master Agreement, the Select Customer has failed to acquire at least * of the minimum level of Select Software Products forecasted to be acquired under that Select Customer's Master Agreement (i.e., level A, B or C as the case may be), then CUSTOMER's purchase price for all further acquisitions related to that given Select Customer shall be adjusted accordingly to be calculated based upon a lower level consistent with the given Select Customer's consumption rate to the end of the second full calendar quarter (e.g. from level "B" to level "A"). In no case shall the Select Customer's commitment level be less than level A.

         5.3     TAXES

                 (a)      SALES TAX

CUSTOMER shall either provide MS with a bona fide resale certificate for all Federal Select License Pak(s) delivered to CUSTOMER by MS pursuant to the terms of this Agreement, or shall pay to MS all applicable sales, use or other excise taxes due on such Federal Select License Pak(s).

                 (b)      WITHHOLDING TAXES

In the event taxes are required to be withheld by any government on payments required hereunder, CUSTOMER may deduct such taxes from the amount owed and pay such taxes to the appropriate tax authority; provided, however, that CUSTOMER shall promptly secure and deliver to MS an official receipt for any such taxes withheld or other documents necessary to enable MS to claim a foreign tax credit. CUSTOMER shall make certain that any taxes withheld are minimized to the extent possible under the applicable law.

                 (c)      EXPORT TAXES

CUSTOMER shall be liable for all taxes of any nature whatsoever associated with the distribution of the Federal Select License Pak(s) outside of the Territory and shall indemnity and hold MS harmless from any such taxes.





*CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.








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         5.4     CUSTOMER'S REPORTING REQUIREMENTS

CUSTOMER shall electronically report to MS as part of CUSTOMER's standard Electronic Data Interchange ("EDI") Reporting, all sales of copies of Federal Select Software Products to CUSTOMER's Federal Select Customers. In addition, Field 25 of the CUSTOMER's AMS Reporting must be populated with the number "7" for all sales of Federal Select reported. Sales of copies of Federal Select Software Products shall be reported for the month in which payment is collected.

6.       AGREEMENTS BETWEEN CUSTOMER AND ITS FEDERAL SELECT CUSTOMERS

With the exception of the terms contained in this Agreement, the Master Agreement, the Enrollment Agreement and the terms relating to the exercise of the intellectual property rights set forth in the applicable Federal Select License Pak(s) and Master Agreement, CUSTOMER shall have complete discretion to establish with each Federal Select Customer the pricing and all other terms and conditions regarding CUSTOMER's provision of Federal Select License Pak(s) and their associated license rights to CUSTOMER's Federal Select Customers. The negotiation of these terms between CUSTOMER and its Federal Select Customers shall not be subject to approval or review by MS in any way.

7.       RESERVATION OF RIGHTS

In the event the Federal Select Customer fails to comply with the terms of either the Master Agreement, the Enrollment Agreement or the Federal Select License Pak(s), CUSTOMER agrees, at the request of MS, to use CUSTOMER's best efforts, including without limitation undertaking any necessary litigation, to enforce the Master Agreement or the Enrollment Agreement in order to compel the Select Customer to comply with such Agreements. If MS requests CUSTOMER to enforce its rights against a given Federal Select Customer, CUSTOMER shall not have any claim against MS or the Federal Select Customer for damages or lost profits resulting from such enforcement action.

8.       ROLE OF THE FEDERAL SELECT PROGRAM ADMINISTRATOR

CUSTOMER agrees to notify MS in writing within ten (10) days of the date first set forth above, of the name, address and telephone number of the individual assigned to serve as CUSTOMER's Federal Select Program Administrator. CUSTOMER agrees to promptly make that individual as well as CUSTOMER's other sales employees available for training on the Federal Select License Pak(s) and on the licensing policies related to such products at such times and places as MS reasonably requests. The individual appointed by CUSTOMER as its Federal Select Program Administrator shall be an individual generally knowledgeable on MS products and in regard to Microsoft's Federal Select Program. The Federal Select Program Administrator shall be responsible for administering all of CUSTOMER's Federal Select Customer billings, for general administration of CUSTOMER's Federal Select Customers and for working with the Microsoft Federal Select Account Manager (or local MS contact) in regard to any problems relevant to a given Federal Select Customer. CUSTOMER shall provide MS with at least ten
(10) days advance written notice of any change in the individual serving as its Federal Select Program Administrator.

9.       CUSTOMER'S REPRESENTATIONS AND WARRANTIES

CUSTOMER hereby represents and warrants that:

         9.1 It will use its best effort to service and support its Federal Select Customers and will promptly inform the appropriate Microsoft Federal Select contact of any difficulties it encounters in servicing its Federal Select Customers:

         9.2 It will not alter in any way or form the Federal Select License Pak(s) or their packaging;




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         9.3     It will only deliver the Federal Select License Pak(s) to the
Federal Select Customer specified on the outside of the Federal Select Product packaging and will only deliver Federal Select CD-ROMs and program materials and information to the Federal Select Customer named on each such CD-ROM or materials;

         9.4 It will promptly inform MS of any known or suspected violations by a Federal Select Customer of the terms and conditions of the Master Agreement, Enrollment Agreement and/or its Federal Select License Pak(s); and

         9.5 It will have an internal technical staff which will provide primary telephone support to its Federal Select Customers in regard to the use and support of MS software products.

10.      AUDIT RIGHTS

CUSTOMER shall keep all usual and proper records and books of account relating to its performance of this Agreement, including complete records pertaining to Federal Select End User information. MS reserves the right to audit CUSTOMER's books and records of account during the term of this Agreement and for a period of two (2) years thereafter, provided that such audit(s) shall be conducted during normal business hours in such a manner as not to unreasonably interfere with the operations of CUSTOMER. MS' right to audit pursuant to this Agreement shall be strictly limited to those records and books resulting from this Agreement.

11.      MISCELLANEOUS

         11.1    LIMITATION OF LIABILITY

NEITHER MS NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY OF THE PRODUCTS WHICH ARE THE SUBJECT OF THIS AGREEMENT SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCTS EVEN IF MS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         11.2    ENTIRE AGREEMENT

This Agreement, together with all attachments hereto, comprises the entire agreement of the parties on the subject matter hereof. This Agreement shall not be amended except in a written document signed by authorized representatives of MS and CUSTOMER.

         11.3    NO ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party may not assign its rights or obligations under this Addendum in any way without the prior written consent of the other party.

         11.4    EXPORT RESTRICTIONS

CUSTOMER confirms that it will not export or re-export, directly or indirectly, any of the Federal Select License Pak(s), Federal Select Software Products or documentation SKUs to countries or companies which are subject to export restrictions for sensitive product, provided for by applicable law and regulations, without the prior written consent of the competent authorities having jurisdiction to grant any required approval. CUSTOMER acknowledges that the Federal Select Software Products and the documentation SKUs may include technical data subject to export and re-export restrictions imposed by United States law.




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         11.5    ESSENTIAL ELEMENT

CUSTOMER acknowledges that this Addendum is essential to any agreement it enters into with a Federal Select Customer. Except as is specifically provided in Section 3.3 related to CUSTOMER's right to collect any outstanding payment following termination of this Agreement, CUSTOMER's rights to supply Federal Select License Paks, Federal Select CD-ROMs and/or any additional program information and materials, and to collect payment from its Federal Select Customers are conditional upon this Addendum being in full force and effect. CUSTOMER acknowledges further that, if and when it is the subject of a bankruptcy filing (under any Chapter of 11 United States Code Section 101 et seq. including any further amendments), then assumption of any contract with a Federal Select Customer is conditional upon the assumption of this Agreement.

         11.6    U.S. GOVERNMENT RESTRICTED RIGHTS

Any Product which CUSTOMER distributes or licenses to or on behalf of the United States of America, its agencies and/or instrumentalities (the "Government"), are provided to CUSTOMER with RESTRICTED RIGHTS. Use, duplication or disclosure by the Government is subject to restriction as set forth in subparagraph (c)(1)(ii) of the rights in Technical Data and Computer Software clause at DFAR 252.227-7013, or as set forth in the particular department or agency regulations or rules which provide MS protection equivalent to or greater than the above-cited clause. CUSTOMER shall comply with any requirements of the Government to obtain such RESTRICTED RIGHTS protection, including without limitation, the placement of any restrictive legends on the Product software, Product documentation, and any license agreement used in connection with the distribution of the Product. Manufacturer is Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399. Under no circumstances shall MS be obligated to comply with any Governmental requirements regarding the submission of or the request for exemption from submission of cost or pricing data or cost accounting requirements. For any distribution or license of the Product that would require compliance by MS with Governmental requirements relating to cost or pricing data or cost accounting requirements, CUSTOMER must obtain an appropriate waiver or exemption from such requirements for the benefit of MS from the appropriate Governmental authority before the distribution and/or license of the Product to the Government.

         11.7    CONFIDENTIALITY

CUSTOMER expressly undertakes to retain in confidence the terms and conditions of this Agreement, and all information and know-how transmitted to it by MS and make no use of such information and know-how except under the terms and during the existence of this Agreement. CUSTOMER shall guarantee and ensure its employees' compliance with this paragraph. CUSTOMER's obligations under this paragraph shall survive any termination of this Agreement and shall extend to the earlier of such time as the information is public domain or five (5) years following the termination of this Agreement.




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
IN WITNESS WHEREOF, the parties have signed this Agreement on the date indicated below. This Agreement is not binding until executed by MS.

AGREED AND ACCEPTED TO BY                    AGREED AND ACCEPTED TO BY
MICROSOFT CORPORATION ("MS"):                SOFTWARE SPECTRUM, INC.
                                             ("CUSTOMER")


 /s/ JOHAN LIEDGREN                           /s/ KEITH R. COOGAN
- - --------------------------------             -----------------------------------
By                                           By

 Johan Liedgreen                              Keith R. Coogan
- - --------------------------------             -----------------------------------
Name                                         Name

 Director, Channel Policies                   Vice President of Operations
- - --------------------------------             -----------------------------------
Title                                        Title

 March 6, 1995                                February 27, 1995
- - --------------------------------             -----------------------------------
Date                                         Date




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Government Large Account
Reseller Agreement